Filed Pursuant to Rule 424(b)(3)
Registration No. 333-258823

PROSPECTUS SUPPLEMENT NO. 1
(to Prospectus dated March 28, 2022)

HILLMAN SOLUTIONS CORP.

Secondary Offering of
144,217,397 Shares of Common Stock

This prospectus supplement amends and supplements the prospectus dated March 28, 2022 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (No. 333-258823). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on March 29, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the offer and sale, from time to time, by the selling securityholders named in the Prospectus (the “Selling Securityholders”), or any of their permitted transferees, of (i) up to an aggregate of 37,500,000 shares of our common stock that were issued to certain investors (collectively, the “PIPE Investors”) in a private placement in connection with the closing of the Business Combination (as defined in the Prospectus); (ii) up to an aggregate of 98,216,331 shares of our common stock otherwise held by the Selling Securityholders; (iii) up to an aggregate of 501,066 shares of our common stock that may be issued upon exercise of certain public warrants; and (iv) up to an aggregate of 8,000,000 shares of our common stock that may be issued upon exercise of certain private placement warrants. On November 22, 2021, we announced the redemption of the warrants included in our Registration Statement. As a result of the ensuing exercises of the warrants and the redemption of the remaining warrants, the Company had no warrants outstanding as of December 22, 2021. The Prospectus and this prospectus supplement also cover any additional securities that may become issuable by reason of share splits, share dividends or other similar transactions.

Our common stock is listed on Nasdaq under the symbols “HLMN”. On March 28, 2022, the closing price of our common stock was $10.94 per share.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 12 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 29, 2022.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 23, 2022

Hillman Solutions Corp.
(Exact name of registrant as specified in its charter)

Delaware	001-39609	85-2096734
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
10590 Hamilton Avenue
Cincinnati, OH 45231
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (513) 851-4900

Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a−12 under the Exchange Act (17 CFR 240.14a−12)
☐	Pre−commencement communications pursuant to Rule 14d−2(b) under the Exchange Act (17 CFR 240.14d−2(b))
☐	Pre−commencement communications pursuant to Rule 13e−4(c) under the Exchange Act (17 CFR 240.13e− 4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, par value $0.0001 per share	HLMN	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 4.01	Change in Registrant’s Certifying Accountant

The Audit Committee of the board of directors of Hillman Solutions Corp. (the “Company”) conducted a competitive process to determine the Company’s independent registered public accounting firm for the year ending December 31, 2022. Firms were invited to participate in this process including KPMG LLP (“KPMG”), which has served as the Company’s independent registered public accounting firm since 2010 (including service KPMG performed on behalf of The Hillman Companies, Inc., the predecessor registrant for our business prior to the business combination with the Company on July 14, 2021).

As a result of this process, following the review and evaluation of the proposals from the participating firms, on March 23, 2022, the Audit Committee approved the engagement of Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ending December 31, 2022 and dismissed KPMG as the Company’s independent registered public accounting firm. The engagement of Deloitte is subject to Deloitte's client acceptance procedures and execution of an engagement letter.

The audit reports of KPMG on the Company’s financial statements as of and for the fiscal years ended December 25, 2021 and December 26, 2020 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the Company’s fiscal years ended December 25, 2021 and December 26, 2020 and during the subsequent interim period through March 23, 2022 there were no (1) disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between the Company and KPMG on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which, if not resolved to KPMG’s satisfaction, would have caused KPMG to make reference in connection with their opinion to the subject matter of the disagreement, or (2) “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K), except for the material weakness in the Company’s internal control over financial reporting as disclosed in the Company’s annual report on Form 10-K for the year ended December 26, 2020 related to design and maintenance of effective controls over the completeness and accuracy of the accounting for, and disclosure of, the valuation allowance against deferred tax assets. In response to the material weakness, management implemented changes to its internal control over financial reporting to remediate the control deficiencies that gave rise to the material weakness. Those changes included the engagement of third party consultants to assist with technical tax accounting research and application of guidance, the addition of a committee to review technical accounting issues and ensure the Company has the appropriate subject matter experts engaged, and hiring additional personnel in our tax department. The Company has tested the newly implemented controls and found them to be effective, and therefore have concluded that as of December 25, 2021, the previously identified material weakness has been remediated.

During the Company’s fiscal years ended December 25, 2021 and December 26, 2020 and during the subsequent interim period through March 23, 2022, neither the Company, nor anyone on behalf of the Company, consulted with Deloitte with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the consolidated financial statements of the Company and its subsidiaries, and no written report or oral advice was provided by Deloitte to the Company that Deloitte concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue or (ii) any matter that was the subject of either a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

The Company has provided KPMG with a copy of the foregoing disclosures and has requested that KPMG furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made by the Company set forth above. A copy of KPMG’s letter dated March 29, 2022 is filed as Exhibit 16.1 to this Current Report on Form 8-K.

Item 9.01 Exhibits.

(d) Exhibits.

Exhibit No.	Description
16.1
Letter from KPMG to the Securities and Exchange Commission, dated March 29, 2022 (incorporated by reference to Exhibit 16.1 of the Company's Current Report on Form 8-K filed with the SEC on March 29, 2022)

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

Date: March 29, 2022	Hillman Solutions Corp.

	By:	/s/ Robert O. Kraft
	Name:	Robert O. Kraft
	Title:	Chief Financial Officer